Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 2, 2011, except for Note 3 as to which the date is January 25, 2012, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-178311) and related Prospectus of Roundy’s Parent Company, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

January 25, 2012